EXHIBIT 10.1

AMENDMENT
TO THE
MASTER LOAN AGREEMENT

THIS AMENDMENT is entered into as of July 23, 2013, between CoBANK, ACB (“CoBank”) and SOUTH DAKOTA SOYBEAN PROCESSORS, LLC, Volga, South Dakota (the “Company”).

BACKGROUND

CoBank and the Company are parties to a Master Loan Agreement dated March 19, 2012 (such agreement, as previously amended, is hereinafter referred to as the “MLA”).  CoBank and the Company now desire to amend the MLA.  For that reason, and for valuable consideration (the receipt and sufficiency of which are hereby acknowledged), CoBank and the Company agree as follows:

1.           The form of Compliance Certificate required by Section 8(H)(7) of the MLA is hereby amended and restated and attached hereto.

2.           Section 7(A)(2) of the MLA is hereby amended and restated to read as follows:

SECTION 7.    Representations and Warranties.

(A)      This Agreement.  The Company represents and warrants to CoBank that as of the date of this agreement:

(2)     Subsidiaries.  The Company has no “Subsidiary(ies)” (as defined below).  For purposes hereof, a “Subsidiary” shall mean a corporation of which shares of stock having ordinary voting power to elect a majority of the board of directors or other managers of such corporation are owned, directly or indirectly, by the Company.

3.           Section 9, Subsections (A), (E), (H) and (I) of the MLA are hereby amended and restated to read as follows:

SECTION 9.    Negative Covenants.  Unless otherwise agreed to in writing by CoBank, while this agreement is in effect the Company will not:

  (A)     Borrowings.  Create, incur, assume, or allow to exist, directly or indirectly, any indebtedness or liability for borrowed money (including trade or bankers’ acceptances), letters of credit, or the deferred purchase price of property or services (including capitalized leases), except for:  (1) debt to CoBank; (2) accounts payable to trade creditors incurred in the ordinary course of business; (3) current operating liabilities (other than for borrowed money) incurred in the ordinary course of business; (4) indebtedness of the Company under its member or patron investment program, provided, however, that such indebtedness is expressly stated to be subordinate in right of payment to all obligations of the Company to CoBank; (5) unsecured debt of the Company to State of South Dakota (through Brookings County Regional Railroad Authority) in an amount not to exceed $965,000.00; and (6) debt of the Company to miscellaneous creditors in an amount not to exceed $300,000.00.

  (E)     Loans and Investments.  Make any loan or advance to any person or entity, or purchase any capital stock, obligations or other securities of, make any capital contribution to, or otherwise invest in any person or entity, or form or create any partnerships or joint ventures except trade credit extended in the ordinary course of business.

  (H)     Dividends, Etc.  Declare or pay any dividends, or make any distribution of assets to the stockholders, or purchase, redeem, retire or otherwise acquire for value any o fits capital stock, or allocate or otherwise set apart any sum for any of the foregoing, except that in any fiscal year of the Company, the Company may pay dividends in an amount up to 50% of its consolidated net income for the prior fiscal year, provided that no Event of Default or Potential Default shall have occurred and be continuing or would result therefrom.

  (I)     Leases.  Create, incur, assume or permit to exist any obligation as lessee under operating leases which should be capitalized in accordance with GAAP for the rental or hire of any real or personal property, except:  (1) leases of soybean oil storage tank space with aggregate annual payments not to exceed $400,000.00; (2) no restrictions on railcar leases of five years or less; however, railcars with leases of greater than five years (applies to new leases greater than five years, existing leases with remaining term of greater than five years, and existing leases to be extended for greater than five years) are limited in aggregate to 160 tanker and/or hopper railroad cars under terms and conditions acceptable to CoBank; (3) Lease and/or rental payments under the Grain Storage and Transportation Agreement with H&I Grain of Hetland, Inc., and (4) other leases, excluding those allowed above, which do not in the aggregate require the Company to make scheduled payments to the lessors in any fiscal year of the company during the term hereof in excess of $250,000.00.

4.           Section 10(A) of the MLA is hereby amended and restated to read as follows:

 SECTION 10.  Financial Covenants.  Unless otherwise agreed to in writing, while this agreement is in effect:

  (A) Working Capital.  The Company will have an excess of current assets over current liabilities (both as determined in accordance with GAAP consistently applied) of not less than:  (1) $12,500,000.00 at the end of each fiscal year of the Company; and (2) $10,000,000.00 at the end of each other period for which financial statements are required to be furnished pursuant to Section 8(H) hereof, except that in determining current assets, any amount available under the Revolving Term Loan Supplement (less the amount that would be considered a current liability under GAAP if fully advanced) hereto may be included.

5.            Except as set forth in this amendment, the MLA, including all amendments thereto, shall continue in full force and effect as written.

IN WITNESS WHEREOF, the parties have caused this amendment to be executed by their duly authorized officers as of the date shown above.

CoBANK, ACB		SOUTH DAKOTA SOYBEAN PROCESSORS, LLC

By:	By:	/s/ Thomas J. Kersting

Title:	Title:	CEO

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